Exhibit 99.1

OPKO CLOSES OFFERING OF $175 MILLION

OF 3.00% CONVERTIBLE SENIOR NOTES DUE 2033

MIAMI — January 31, 2013 — OPKO Health, Inc. (NYSE: OPK) today announced the closing of its offering of $175.0 million aggregate principal amount of 3.00% convertible senior notes due 2033 (the “Notes”) in a private offering. OPKO intends to use the approximately $170.3 million of net proceeds from this offering for general corporate purposes, including research and development expenses, acceleration of clinical trials, acquisitions of new technologies or businesses, and other business opportunities.

The Notes are OPKO’s senior unsecured obligations and rank equally with all of OPKO’s other existing and future senior unsecured debt. The Notes bear interest at the rate of 3.00% per year, payable semiannually on February 1 and August 1 of each year, beginning August 1, 2013. The Notes mature on February 1, 2033, unless earlier repurchased, redeemed or converted.

The Notes are convertible at any time on or after November 1, 2032 through the second scheduled trading day immediately preceding the maturity date, at the option of the holders. Additionally, holders may convert their notes prior to the close of business on the scheduled trading day immediately preceding November 1, 2032 upon the occurrence of specified events. The Notes are convertible into cash, shares of OPKO common stock or a combination of cash and shares at an initial conversion rate of 141.4827 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $7.07 per share of common stock), and will be subject to adjustment upon the occurrence of certain events. In addition, OPKO will, in certain circumstances, increase the conversion rate for holders who convert their Notes in connection with a make-whole fundamental change (as defined in the indenture relating to the Notes) and holders who convert upon the occurrence of certain specific events prior to February 1, 2017 (other than in connection with a make-whole fundamental change).

OPKO may not redeem the Notes prior to February 1, 2017. On or after February 1, 2017 and before February 1, 2019, OPKO may redeem for cash any or all of the Notes but only if the last reported sale price of its common stock exceeds 130% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which OPKO delivers the notice of the redemption. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to but not including the redemption date.

Upon a fundamental change (as defined in the indenture relating to the Notes), subject to certain exceptions, the holders may require OPKO to repurchase all or any portion of their Notes for cash at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus any accrued and unpaid interest to but not including the fundamental change repurchase date.

The Notes were offered inside the United States to qualified institutional buyers and accredited investors in a private placement in reliance on Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes and the shares of OPKO common stock issuable upon conversion of the Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. OPKO has agreed to file a registration statement with the Securities and Exchange Commission pursuant to which OPKO will register the resale of the Notes and the shares of common stock issuable upon conversion of the Notes.

OPKO Health, Inc.

Steven D. Rubin or Juan F. Rodriguez 305-575-4100